EXHIBIT 3.1

                                                             EXECUTION COPY







          AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

                                     OF

                 GOLDMAN SACHS HEDGE FUND PARTNERS II, LLC

                        DATED AS OF JANUARY 1, 2006


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                             TABLE OF CONTENTS

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                                                                           ----

ARTICLE I  General Provisions.................................................1

    Section 1.01  Company Name and Address....................................1
    Section 1.02  Fiscal Year.................................................1
    Section 1.03  Liability of Members........................................1
    Section 1.04  Purposes of the Company.....................................2
    Section 1.05  Assignability of Units; Assignment by Managing Member.......3
    Section 1.06  Registered Office and Agent for Service of Process..........3

ARTICLE II  Management of the Company.........................................3

    Section 2.01  Management Generally........................................3
    Section 2.02  Delegation by Managing Member...............................4
    Section 2.03  Authority of the Managing Member............................4
    Section 2.04  Reliance by Third Parties...................................5
    Section 2.05  Activity of the Managing Member.............................6
    Section 2.06  Standard of Care; Indemnification...........................6
    Section 2.07  Management Fee; Payment of Costs and Expenses...............8
    Section 2.08  Principal Transactions and Other Related Party
                  Transactions................................................9

ARTICLE III  Series of Units; Admission of New Members.......................10

    Section 3.01  Classes and Series of Units................................10
    Section 3.02  Conversion of Series.......................................10
    Section 3.03  New Members................................................10
    Section 3.04  Adjustment to Number of Units Issued.......................11
    Section 3.05  Additional Classes of Units................................11

ARTICLE IV  Capital Accounts of Members and Operation Thereof................11

    Section 4.01  Definitions................................................11
    Section 4.02  Capital Contributions......................................12
    Section 4.03  Capital Accounts...........................................12
    Section 4.04  Membership Percentages.....................................13
    Section 4.05  Allocation of Net Capital Appreciation or Net Capital
                  Depreciation...............................................13
    Section 4.06  Amendment of Incentive Allocation..........................14
    Section 4.07  Determination of Net Assets................................14
    Section 4.08  Determination of Net Asset Value...........................16
    Section 4.09  Allocation for Tax Purposes................................16
    Section 4.10  Determination by Managing Member of Certain Matters;
                  Managing Member's Discretion...............................16
    Section 4.11  Adjustments to Take Account of Interim Year Events.........17
    Section 4.12  Tax Withholding............................................17

ARTICLE V  Redemptions and Distributions.....................................17

    Section 5.01  Redemptions and Distributions in General...................17
    Section 5.02  Redemptions................................................17
    Section 5.03  Limitation on Redemptions..................................19
    Section 5.04  Distributions..............................................20

ARTICLE VI  Withdrawal, Death, Disability....................................20

    Section 6.01  Withdrawal, Death, etc. of Members.........................20
    Section 6.02  Required Withdrawals.......................................21

ARTICLE VII  Duration and Dissolution of the Company.........................21

    Section 7.01  Duration...................................................21
    Section 7.02  Dissolution................................................23

ARTICLE VIII  Tax Returns; Reports to Members................................23

    Section 8.01  Independent Auditors.......................................23
    Section 8.02  Filing of Tax Returns......................................23
    Section 8.03  Tax Matters Partner........................................24
    Section 8.04  Financial Reports to Current Members.......................24
    Section 8.05  Tax Reports to Members and Former Members..................24
    Section 8.06  Partnership Status of Company..............................24

ARTICLE IX  Miscellaneous....................................................24

    Section 9.01  General....................................................24
    Section 9.02  Power of Attorney..........................................25
    Section 9.03  Amendments to Limited Liability Company Agreement..........25
    Section 9.04  Instruments................................................26
    Section 9.05  No Personal Liability for Return of Capital................26
    Section 9.06  Choice of Law..............................................26
    Section 9.07  Waiver of Inconvenient Forum...............................26
    Section 9.08  No Third Party Rights......................................27
    Section 9.09  Notices....................................................27
    Section 9.10  Counterparts...............................................27
    Section 9.11  Grantors of Revocable Trusts...............................27
    Section 9.12  Each Interest in the Company is a Security.................27
    Section 9.13  Goodwill...................................................27
    Section 9.14  Headings...................................................27
    Section 9.15  Pronouns...................................................28
    Section 9.16  Confidentiality............................................28

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        AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

                 GOLDMAN SACHS HEDGE FUND PARTNERS II, LLC

                        Dated as of January 1, 2006

          The undersigned (herein called the "Members," which term shall include any Persons (as defined below) hereafter admitted to the Company (as defined below) pursuant to Article III of this Agreement (as defined below) and shall exclude any Persons who cease to be Members pursuant to
Article V or Article VI of this Agreement) hereby agree to form and hereby form, as of the date and year first above written, a limited liability company (herein called the "Company"), pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (6 Del. Code ss.
18-101, et seq.) (the "Act"), which shall be governed by, and operated pursuant to, the terms and provisions of this Amended and Restated Limited Liability Company Agreement (herein called this "Agreement").

                                 ARTICLE I

                             General Provisions

          Section 1.01 Company Name and Address. The name of the Company is Goldman Sachs Hedge Fund Partners II, LLC. Its principal office is located at 701 Mount Lucas Road, Princeton, New Jersey 08540, or at such other location as the Managing Member (as defined in Section 1.03) in the future may designate. The Managing Member shall promptly notify the Non-Managing Members (as defined in Section 1.03) of any change in the Company's address.

          Section 1.02 Fiscal Year. The fiscal year of the Company (herein called the "fiscal year") shall end on December 31 of each calendar year; provided, however, that the Managing Member may change the Company's fiscal year-end, without the consent of the Non-Managing Members, as deemed appropriate by the Managing Member, in its sole discretion.

          Section 1.03 Liability of Members. The names of all of the Members and the amounts of their respective contributions to the Company (herein called the "Capital Contributions") are set forth in a schedule
(herein called the "Schedule"), which shall be filed with the records of the Company at the Company's principal office (as set forth in Section 1.01) and is hereby incorporated by reference and made a part of this Agreement.

          The Member designated in Part I of the Schedule as the Managing Member (herein called the "Managing Member") shall manage the operations of the Company. The Members designated in Part II of the Schedule are referred to herein as the "Non-Managing Members." The Managing Member, the Non-Managing Members and the former Non-Managing Members shall be liable to the extent provided herein for the repayment and discharge of all debts and obligations of the Company attributable to any fiscal year (or relevant portion thereof) during which they are or were Members of the Company.

          The Members and all former Members shall share all losses, liabilities or expenses suffered or incurred by virtue of the operation of the preceding paragraph of this Section 1.03 in the proportions of their respective Capital Accounts (as defined in Section 4.03) for the fiscal year (or relevant portion thereof) to which any debts or obligations of the Company are attributable. A Member's or former Member's share of all losses, liabilities or expenses shall not be greater than its respective interest in the Company for such fiscal year (or relevant portion thereof).

          As used in this Section 1.03, the terms "interests in the Company" and "interest in the Company" shall mean with respect to any fiscal year (or relevant portion thereof) and with respect to each Member (or former Member), the Capital Account (or, in the case of a Member with more than one series of Units (as defined below), the Capital Accounts) that such Member (or former Member) would have received (or in fact did receive) pursuant to the terms and provisions of Article VI upon withdrawal from the Company as of the end of such fiscal year (or relevant portion thereof).

          Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Member (or former Member) be obligated to make any additional contribution or payment whatsoever to the Company, or have any liability for the repayment and discharge of the debts and obligations of the Company (apart from its interest in the Company), except that a Non-Managing Member (or former Non-Managing Member) shall, in the discretion of the Managing Member, be required, for purposes of meeting such Member's (or former Member's) obligations under this Section 1.03, to make additional contributions or payments, respectively, up to, but in no event in excess of, the aggregate amount of returns of capital and other amounts actually received by it from the Company during or after the fiscal year to which any debt or obligation is attributable.

          As used in this Agreement, the terms "former Non-Managing Member" and "former Member" refer to such Persons as hereafter from time to time cease to be a Non-Managing Member or Member, respectively, pursuant to the terms and provisions of this Agreement.

          Section 1.04  Purposes of the Company.
                        -----------------------

          The Company is organized for the purposes of (i) allocating its assets among investment funds managed by Goldman Sachs Hedge Fund Strategies LLC or any successor entities thereto (such funds, their successors or any funds which replace them or to which the Company allocates its assets in accordance with this Agreement, the "Sector Funds"), each of which directly, or indirectly through limited liability companies or other entities managed by Goldman Sachs Hedge Fund Strategies LLC or an Affiliate (as defined in Section 2.05) thereof (the "Portfolio Companies"), allocates its assets to, or invests in entities managed by, independent investment managers (the "Advisors") (that may or may not be Affiliates of the Managing Member) that employ investment strategies primarily within the tactical trading sector, the equity long/short sector, the relative value sector or the event driven sector, (ii) directly allocating assets to Advisors, (iii) engaging in any other lawful act or activity for which limited liability companies may be organized under the Act, and (iv) engaging in any and all activities and transactions as the Managing Member may deem necessary or advisable in connection therewith. The initial Sector Funds shall be Goldman Sachs Global Tactical Trading II, LLC, Goldman Sachs Global Equity Long/Short, LLC, Goldman Sachs Global Relative Value II, LLC and Goldman Sachs Global Event Driven, LLC. The allocation of the Company's assets among the Sector Funds or directly to Advisors shall be determined in the sole discretion of the Managing Member.

         Section 1.05 Assignability of Units; Assignment by Managing Member.
                      -----------------------------------------------------

         (a) Except as provided in paragraph (b) below, without the prior written consent of the Managing Member, which may be withheld in its sole and absolute discretion, with or without cause, a Member may not pledge, assign or otherwise transfer its units of limited liability company interests in the Company ("Units") in whole or in part to any Person except by operation of law (i) pursuant to the death, adjudication of incompetency, insolvency or bankruptcy of the Member, or (ii) pursuant to the corporate reorganization or merger of the Member, nor substitute any other Person as a Member. Any attempted pledge, assignment, transfer or substitution not made in accordance with this Section 1.05 shall be void.

         (b) Without the consent of the Non-Managing Members, the Managing Member may assign or otherwise transfer its Managing Member interest in the Company to any Person (as defined in Section 2.03(d)) controlling, controlled by or under common control with the Managing Member, and may substitute any such corporation, partnership, limited liability company or other entity as the Managing Member, as long as such transfer does not, as determined by the Managing Member in its sole discretion, cause the Company to be taxable as a corporation. The Managing Member's limited liability company interest in the Company in respect of its Incentive Allocation (as defined in Section 4.05(b)(i)) and the Capital Account maintained in respect thereof will not be represented by Units.

          Section 1.06 Registered Office and Agent for Service of Process. The registered office of the Company shall be: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process at such office shall be The Corporation Trust Company. The Company may from time to time have such other place or places of business within or without the State of Delaware as may be designated by the Managing Member.

                                ARTICLE II

                         Management of the Company

          Section 2.01 Management Generally. The management of the Company shall be vested exclusively in the Managing Member. Except as authorized by the Managing Member, or as expressly set forth in this Agreement, the Non-Managing Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter. The Managing Member, and any Affiliate of the Managing Member, may engage in any other business venture, whether or not such business is similar to the business of the Company, and neither the Company nor any Non-Managing Member shall have any rights in or to such ventures or the income or profits derived therefrom.

          Section 2.02 Delegation by Managing Member. The Managing Member shall have the power and authority to delegate to one or more Persons (as defined in Section 2.03(d)), including, without limitation, any officer, employee or agent of the Company or the Managing Member, the Managing Member's rights and powers to manage and control the business and affairs of the Company. The Managing Member may, by written instrument, authorize any Person to enter into and perform under any document on behalf of the Company.

          Section 2.03 Authority of the Managing Member. The Managing Member shall have the power on behalf of and in the name of the Company to carry out any and all of the objects and purposes of the Company set forth in Section 1.04 and Section 2.01, and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

          (a) open, maintain and close accounts, including custodial accounts, with banks, including banks located inside and outside the United States, and draw checks or other orders for the payment of monies;

          (b) lend, either with or without security, funds or other properties of the Company, and borrow or raise funds (including borrowing from the Managing Member or its Affiliates) and secure the obligations of the Company by pledges or hypothecation of all or any part of the property of the Company;

          (c) do any and all acts on behalf of the Company, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Company's interest in the assets and other property and funds held or owned by the Company, including, without limitation, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and all other like or similar matters;

          (d) engage any person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity (each a "Person") (including the Managing Member and any of its Affiliates) pursuant to an administration agreement to provide certain administrative services (any such Person providing such services being referred to herein as the "Administrator"), including, without limitation, calculating the net asset value (the "NAV") of each series of Units and Members' Capital Accounts, valuing the Company's assets, assisting with the valuation of securities which are not readily marketable, assisting in the preparation of the Company's financial statements, assisting in the preparation and distribution of reports to each Member, maintaining a registry for the ownership of each series of Units and providing other administrative services to the Company;

          (e) consent on behalf of the Company to any changes in the members, directors or officers of the Managing Member, if such consent is required by applicable law;

          (f) engage any personnel, whether part time or full time, attorneys, financial advisers, underwriters, accountants, consultants, appraisers, custodians of the assets of the Company or other Persons as the Managing Member may deem necessary or desirable, whether or not any such Person may be an Affiliate of the Managing Member or may also be employed by any Affiliate of the Managing Member;

          (g) initially allocate, in its sole discretion, the Company's assets or any portion thereof among the Sector Funds or to Advisors
(directly or indirectly through Portfolio Companies or investment funds managed by an Advisor (each, a "Portfolio Fund")) in the manner set forth in the Company's Confidential Private Placement Memorandum (as amended or supplemented from time to time, the "Memorandum"), oversee such allocations and, from time to time, in its sole discretion, re-allocate the Company's assets among the Sector Funds and/or the Advisors;

          (h) invest any of the Company's cash balances which it determines at any time, in its sole discretion, not to allocate to the Sector Funds, Portfolio Companies or Portfolio Funds), in any instruments it deems appropriate in its sole discretion, including, without limitation, money market funds sponsored by Goldman, Sachs & Co. or its Affiliates;

          (i) redeem the Company's interests in any Sector Fund, Portfolio Company or Portfolio Fund in order to obtain cash necessary to meet the redemption requests of the Members, or for any other reason in its sole discretion;

          (j) bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

          (k) make distributions to Members in cash or (to the extent permitted hereunder) otherwise;

          (l) prepare and file all necessary returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Company and withhold amounts with respect thereto from funds otherwise distributable to any Member;

          (m) determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company;

          (n) make any and all tax elections permitted to be made under the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable state, local or foreign tax law;

          (o) determine the tax treatment of any Company transaction or item for purposes of completing the Company's federal, state, local or foreign tax returns; and

          (p) take all actions, and authorize any member, employee, officer, director or other agent of the Managing Member or agent or employee of the Company, to act for and on behalf of the Company, in all matters necessary to, in connection with, or incidental to, any of the foregoing.

          Section 2.04 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the certification of the Managing Member to the effect that it is then acting as the Managing Member and upon the power and authority of the Managing Member as herein set forth.

          Section 2.05 Activity of the Managing Member. The Managing Member and Persons controlling, controlled by or under common control with the Managing Member and any of such Person's directors, members, stockholders, partners, officers, employees and controlling persons (each an "Affiliate" and collectively, "Affiliates"), shall devote so much of their time to the affairs of the Company as in the judgment of the Managing Member the conduct of its business shall reasonably require, and none of the Managing Member or its Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Company not expressly set forth herein. Nothing contained in this Section 2.05 shall be deemed to preclude the Managing Member or its Affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling or holding securities, options, separate accounts, investment contracts, currency, currency units or any other asset and any interest therein for the account of any such other business, for their own accounts, for any of their family members or for other clients.

          Section 2.06  Standard of Care; Indemnification.
                        ---------------------------------

          (a) None of the Managing Member (including, without limitation, in its capacity as the Administrator) or its Affiliates (each an "Indemnified Person" and collectively the "Indemnified Persons") shall be liable to the Company or to the Members for (i) any act or omission performed or failed to be performed by such person (other than any criminal wrongdoing), or for any losses, claims, costs, damages, or liabilities arising therefrom, in the absence of any criminal wrongdoing, willful misfeasance or gross negligence on the part of such person, (ii) any tax liability imposed on the Company or any Member, or (iii) any losses due to the actions or omissions of any brokers or other agents of the Company.

          In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including any Non-Managing Member) in connection with any matter arising out of or in connection with the Company's business or affairs (including a breach of this Agreement by any Member) the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence.

          To the fullest extent permitted by applicable law, the Company shall also indemnify any Indemnified Person, jointly and severally, against any losses, claims, costs, damages or liabilities to which such Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company's business or affairs, except to the extent that any such loss, claim, cost, damage, or liability results solely from the willful misfeasance, bad faith or gross negligence of, or any criminal wrongdoing by, such Indemnified Person. If for any reason (other than the willful misfeasance, bad faith or gross negligence of, or any criminal wrongdoing by, such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable to the Indemnified Person as a result of such loss, claim, cost, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.

          The Company may purchase and maintain insurance on behalf of an Indemnified Person against any liability incurred by such person at the Company's expense.

          The reimbursement, indemnity and contribution obligations of the Company under this Section 2.06 shall be in addition to any liability which the Company may otherwise have, both as to action in an Indemnified Person's official capacity and to action in any other capacity, and shall continue as to an Indemnified Person who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Managing Member, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company, the Managing Member and any other Indemnified Person. The foregoing provisions shall survive any termination of this Agreement.

          (b) The reimbursement, indemnification and contribution rights provided by this Section 2.06 shall not be deemed to be exclusive of any other rights to which the Indemnified Person may be entitled under any agreement or as a matter of law, or otherwise, both as to action in an Indemnified Person's official capacity and to action in any other capacity, and shall continue as to an Indemnified Person who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Managing Member and shall inure to the benefit of the successors, assigns, heirs and personal representatives of such Indemnified Person.

          (c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed as to relieve (or attempt to relieve) from liability or to provide for the indemnification of any Indemnified Person for any liability (including liability under federal securities law which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law
(including ERISA), but shall be construed so as to effectuate the provisions of this Section 2.06 to the fullest extent permitted by applicable law (including ERISA).

          (d) The Managing Member shall have power to purchase and maintain insurance on behalf of the Managing Member and the Indemnified Persons at the expense of the Company against any liability asserted against or incurred by them in any such capacity or arising out of the Managing Member's status as such, whether or not the Company would have the power to indemnify the Indemnified Persons against such liability under the provisions of this Agreement.

          (e) An Indemnified Person may rely upon and shall be protected in acting or refraining from action upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond debenture, or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (f) An Indemnified Person may consult with counsel, accountants and other experts reasonably selected by it, and any opinion of an independent counsel, accountant or expert retained with reasonable care shall be full and complete protection in respect of any action taken or suffered or omitted by the Indemnified Person hereunder in good faith and in accordance with such opinion.

          (g) The Managing Member may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it hereunder.

          Section 2.07 Management Fee; Payment of Costs and Expenses. The Company shall pay to the Managing Member a management fee (the "Management Fee") in respect of each series of Units, payable in arrears, for investment management and other management services accruing daily and calculated and paid on a monthly basis, of one-twelfth of 1.25% of the Net Assets (as defined in Section 4.01(d)) of the Company in respect of each such series of Units as of the end of each month, appropriately adjusted to reflect capital appreciation or depreciation and any contributions, redemptions or distributions. For purposes of determining the Management Fee for any month, Net Assets shall not be reduced to reflect any accrued Incentive Allocation (as defined in Section 4.05(b)) and any Management Fee for such month (including any Incentive Allocation that is allocated to the Managing Member as of such date). The Management Fee will reduce the Capital Account of the series of Units to which it relates, as described in
Section 4.03.

          If a Member is admitted to, or withdraws from, the Company as of a date other than the first day of a month, the portion of the Management Fee determined with respect to such Member's Capital Account shall be appropriately pro-rated to take into account the number of days in such month during which such Member was a Member. Partial withdrawals will result in similar pro-ration.

          The Managing Member has the right, in its sole discretion, to waive fees or impose different fees on any Member, as may be agreed to by the Managing Member and the Member, and to make the appropriate amendments to this Agreement in order to reflect such fee arrangements.

          The Managing Member shall bear its own overhead costs and expenses and provide to the Company news, quotation and computer equipment and services (except to the extent paid for through the permitted use of soft dollars), office space and utilities, and secretarial and clerical personnel.

          The Company bears all of its own operating expenses, including, without limitation, legal expenses; professional fees (including, without limitation, fees and expenses of consultants and experts) relating to investments; costs and expenses relating to any amendment of this Agreement or the Company's other organizational documents or subscription agreement or any modification or supplement to the Company's Confidential Private Placement Memorandum, and any distribution of such documentation to the
Members; accounting, auditing and tax preparation expenses; fees and expenses of other agents of the Company; taxes and governmental fees; printing and mailing expenses; expenses relating to transfers and redemptions of Units; fees and out-of-pocket expenses of any service company retained to provide accounting and bookkeeping services to the Company; quotation or valuation expenses; expenses relating to the acquisition, holding and disposition of investments (e.g., expenses which the Managing Member determines to be related to the investment of the assets of the Company, including, among others, research expenses, brokerage fees and commissions, expenses relating to short sales, clearing and settlement charges, custodial fees and expenses, costs and charges for equipment or services used in communicating information regarding the Company's transactions between the Managing Member and other agents, bank service fees, interest expenses, borrowing costs and extraordinary expenses); insurance premiums; costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company's rights against any Person; costs and expenses for indemnification or contribution payable by the Company to any Person (including, without limitation, pursuant to the indemnification obligations described in
Section 2.06); and all costs and expenses incurred as a result of dissolution, winding-up and termination of the Company.

          In addition, the Company will bear its organizational expenses and the expenses incurred in connection with the offer and sale of Units, including printing costs and legal fees and expenses of the Company, the Managing Member and any placement agent and other expenses of the offering of Units. In addition, the Company will bear, indirectly through its investment in each Sector Fund, Portfolio Fund or Portfolio Company, its pro rata portion of the offering, organizational and operating expenses of such Sector Fund, Portfolio Fund or Portfolio Company, including expenses related to the investment of the Company's assets, such as fees to the Advisors, fees and expenses of Portfolio Companies and investment funds in which the Sector Funds invest, brokerage commissions, expenses relating to short sales, clearing and settlement charges, custodial fees, bank service fees, interest expenses, borrowing costs and extraordinary expenses.

          To the extent that expenses to be borne by the Company are paid by the Managing Member, the Company shall reimburse the Managing Member for such expenses. The Managing Member may elect, from time to time, to bear certain of the Company's expenses described above.

          Section 2.08 Principal Transactions and Other Related Party Transactions. Each Non-Managing Member hereby authorizes the Managing Member, on behalf of such Non-Managing Member, to select one or more Persons, who shall not be affiliated with the Managing Member, to serve on a committee, the purpose of which will be to consider and, on behalf of the Non-Managing Members, approve or disapprove, to the extent required by applicable law, of principal transactions and certain other related party transactions. In no event shall any such transaction be entered into unless it complies with applicable law.

                                ARTICLE III

                 Series of Units; Admission of New Members

          Section 3.01 Classes and Series of Units. Units may be divided into different classes of Units, and each class may be further divided into different series of Units (each such series being referred to in this Agreement as a "series," provided always that in the case of a class which has not been divided into two or more series, the expression "series" shall, where the context so requires, mean, for the purposes of this Agreement, the Units of such class), in the discretion of the Managing Member. In this Agreement, except when referred to under their separate classes or series or where the context otherwise requires, the term "Units" shall mean all classes and all series of each class of Units.

          An initial series of Units (the "Initial Series") was issued on the initial closing date. The initial purchase price per Unit for the Initial Series of Units shall be $100. The Managing Member may, at any time and from time to time, in its sole discretion, elect to raise additional capital for the Company from Members and from new subscribers on such terms and conditions as may be determined by the Managing Member in its sole discretion. Generally, a new series of Units will be issued on each date an existing Member makes an additional Capital Contribution in accordance with
Section 4.02 and on each date a new Member is admitted to the Company in accordance with Section 3.03, except that the Managing Member may issue additional Units of an existing series, or Units of a new series at an initial purchase price other than $100, provided that any such issuance does not have a material adverse effect on the NAV or Prior High NAV (as defined in Section 4.05(b)(i)) of the Units of any Member. Each Unit will carry equal rights and privileges with each other Unit of the same series. Units of a class issued at the beginning of any fiscal year will be offered at the then current NAV per Unit of the Initial Series of such class if such Initial Series is at or above its Prior High NAV per Unit. If the Initial Series of such class is not at or above its Prior High NAV per Unit, Units will be issued in the next offered series of such class that is at or above its Prior High NAV. If no series of Units of such class is at or above its Prior High NAV at such time, such additional Units will be issued as a separate series of such class at a price per Unit determined by the Managing Member, in its sole discretion. Fractions of Units may be issued to one ten-thousandth of a Unit.

          Section 3.02 Conversion of Series. Following the end of each fiscal year, any issued and outstanding series of Units of a class (other than the Initial Series of such class) that is at or above its Prior High NAV may, in the sole discretion of the Managing Member, be exchanged (after reduction for the Management Fee and any Incentive Allocation) into Units of the Initial Series of such class (or if such Initial Series is not at or above its Prior High NAV per Unit, the next offered series of such class that is at or above its Prior High NAV) at the prevailing NAV per Unit of the Initial Series or such other series of Units (as applicable).

          Section 3.03 New Members. Subject to the condition that each new Member shall execute an appropriate counterpart to this Agreement pursuant to which it agrees to be bound by the terms and provisions hereof, the Managing Member may admit one or more new Members on the first day of each calendar quarter or at such other times as the Managing Member may determine in its sole discretion. Admission of a new Member shall not be a cause for dissolution or termination of the Company.

          Section 3.04 Adjustment to Number of Units Issued. If at any time the Managing Member determines, in its sole discretion, that an incorrect number of Units was issued to a Member because the NAV in effect on the date of issuance was incorrect, the Company will adjust such Member's Units by increasing or decreasing them (by means of issuances of additional Units or compulsory redemptions of Units, in each case without additional consideration), as appropriate, to such number of Units as would have been issued at the correct NAV.

          Section 3.05 Additional Classes of Units. The Company may issue additional classes of Units, including, without limitation, classes of Units that are subject to different fee and redemption arrangements or seek to maximize total returns in other currencies. The Managing Member may, without the prior consent of or notice to the Members, make appropriate amendments to or supplement this Agreement to the extent necessary or desirable to effect the issuance of Units of any such class, including, without limitation, to account for different fee and redemption arrangements or the separate currency-related transactions engaged in with respect to such a class.

                                ARTICLE IV

             Capital Accounts of Members and Operation Thereof

          Section 4.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires:

          (a) The term "Accounting Period" shall mean the following periods: The initial Accounting Period commenced upon the commencement of operations of the Company. Each subsequent Accounting Period shall commence immediately after the close of the preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each calendar month (ii) the last day of each fiscal year of the Company, (iii) the date immediately prior to the effective date of the admission of a new Member pursuant to Section 3.03,
(iv) the date immediately prior to the effective date of an additional Capital Contribution pursuant to Section 4.02, or (v) the date immediately prior to the effective date of any redemption or complete withdrawal pursuant to Article V or Article VI hereof. The final Accounting Period shall end on the date the Company terminates.

          (b) The term "Beginning Value" shall, with respect to any Accounting Period, mean the value of the Company's Net Assets (as defined below) at the beginning of such Accounting Period.

          (c) The term "Ending Value" shall, with respect to any Accounting Period, mean the value of the Company's Net Assets at the end of such Accounting Period (before giving effect to the Incentive Allocation and the Management Fee for such Accounting Period, but after giving effect to all other expenses for such Accounting Period).

          (d) The term "Net Assets" shall mean the excess of the Company's total assets over its total liabilities, determined in accordance with
Section 4.07.

          (e) The term "Net Capital Appreciation," with respect to any Accounting Period, shall mean the excess, if any, of the Ending Value over the Beginning Value.

          (f) The term "Net Capital Depreciation," with respect to any Accounting Period, shall mean the excess, if any, of the Beginning Value over the Ending Value.

          Section 4.02 Capital Contributions. Each Member has paid or conveyed by way of contribution to the Company in exchange for the issuance of Units cash and/or marketable securities having an aggregate value equal to the amount set forth opposite such Member's name in Part I or II of the Schedule. Additional Capital Contributions may be made by Members only in accordance with the provisions of this Section 4.02.

          Upon the approval of the Managing Member, any existing or prospective Member may purchase additional or newly-issued Units by contributing cash and/or marketable securities to the Company on the first day of any calendar quarter or at such other times as the Managing Member may determine in its sole discretion. The Managing Member and any of its Affiliates may make additional Capital Contributions to the Company in cash and/or marketable securities at any time and in any amounts.

          Whether marketable securities shall be accepted as a contribution to the Company shall be determined in the sole discretion of the Managing Member.

          Section 4.03  Capital Accounts.
                        ----------------

          (a) A separate capital account (herein called a "Capital Account") shall be established on the books of the Company for each series of Units. The Capital Account of each series shall initially be an amount equal to the initial Capital Contributions with respect to such series. The Capital Account of a series shall be (i) increased to reflect any additional Capital Contributions pursuant to Section 4.02 in respect of such series; (ii) increased to reflect the Net Capital Appreciation of such series for each Accounting Period; (iii) decreased to reflect the redemption of any Units of such series, pursuant to Section 5.02; (iv) decreased to reflect the amount of any distributions (other than in redemption of Units pursuant to Section 5.02) pursuant to Section 5.04 in respect of such series (including any deemed distributions of taxes paid by the Company pursuant to Section 5.04(c) in respect of such series); (v) decreased for any Incentive Allocation pursuant to Section 4.05(b) and any Management Fee in respect of such series; and (vi) decreased to reflect the Net Capital Depreciation of such series for each Accounting Period.

          (b) At the time of the conversion of any series of Units into Units of the Initial Series or any other series of Units pursuant to
Section 3.02, the Capital Account of the converted series of Units shall be reduced to zero, and the Capital Account of the series of Units into which such Units were converted shall be increased by the balance of the Capital Account of the converted series of Units immediately prior to the conversion.

          (c) A separate Capital Account shall also be established on the books of the Company for each Member with respect to each series of Units held by such Member. Each Member's Capital Account with respect to a series of Units shall equal the Capital Account of such series times the Member's Membership Percentage (as defined in Section 4.04) with respect to such series of Units.

          (d) The Managing Member shall have a separate Capital Account, which shall initially be equal to zero, and which shall be (A) increased by any Incentive Allocation at the time such Incentive Allocation is made, and
(B) decreased to reflect the amount of any distributions (including any deemed distributions in connection with the withholding of taxes in respect of such Incentive Allocation pursuant to Section 5.04(c)) made to, or withdrawals made by, the Managing Member in respect of such Incentive Allocation for such Accounting Period.

          Section 4.04 Membership Percentages. A membership percentage (a "Membership Percentage") shall be determined for each Member for any given series of Units for each Accounting Period of the Company by dividing (i) the number of Units owned by such Member within a given series by (ii) the aggregate number of outstanding Units of such series as of the beginning of such Accounting Period, after taking into account, in the case of both clause (i) and clause (ii), any Units issued or redeemed as of (or the day immediately after) the beginning of such Accounting Period. The aggregate Membership Percentages for each series of Units shall equal 100%.

          Section 4.05 Allocation of Net Capital Appreciation or Net Capital Depreciation.

          (a) Any Net Capital Appreciation or Net Capital Depreciation, as the case may be, for an Accounting Period shall be allocated among the different series of Units pro rata in accordance with the relative Capital Accounts (determined prior to any year to date accrued Incentive
Allocation) of each series at the beginning of such Accounting Period, after taking into account any contributions, distributions or redemptions as of the beginning of such Accounting Period.

          (b) (i) At the end of each fiscal year of the Company, or at such other date during a fiscal year as of which the following determination is required pursuant to this Section 4.05, five percent (5%) of the amount by which the NAV of a series of Units, (determined prior to any applicable Incentive Allocation accrual with respect to such series of Units and appropriately adjusted as determined by the Managing Member in its sole discretion for contributions, distributions and redemptions, but after giving effect to the allocation, pursuant to Section 4.05(a), of Net Capital Appreciation and Net Capital Depreciation for the Accounting Period then ending) exceeds such series' Prior High NAV at such date, shall be reallocated to the Capital Account of the Managing Member (the "Incentive Allocation"). The "Prior High NAV" with respect to a series of Units initially shall mean an amount equal to the NAV of such series as of the date of its initial issue. The new Prior High NAV with respect to a series of Units immediately following the end of any period for which an Incentive Allocation has been made with respect to such series shall be reset to equal the NAV of such series, unless the series is exchanged pursuant to
Section 3.02 into the Initial Series or another series, in which case the new Prior High NAV shall be reset to equal the NAV of the Initial Series or other series. If the NAV of such series at the end of any fiscal year of the Company, and such other date during a fiscal year as of which the determination of the Incentive Allocation is required pursuant to Section 4.05(c) is less than its Prior High NAV, the Prior High NAV of that series shall not change. The Prior High NAV for each series of Units shall be appropriately adjusted as determined by the Managing Member in its sole discretion to account for contributions, distributions and redemptions made with respect to such series of Units.

               (ii) The Incentive Allocation with respect to a series of Units accrues daily and the Company shall credit the Capital Account of the Managing Member as of December 31 of each year for the Incentive Allocation.

          (c) In the event that the Company is dissolved other than at the end of a fiscal year, or the effective date of a Member's redemption of Units is other than a fiscal year-end, then the Incentive Allocation described above shall be determined and made as if such date were a fiscal year-end (but only in respect of the Units being redeemed).

          (d) Notwithstanding anything to the contrary herein, to the extent that the Company invests in New Issues (as defined below), and there are Members who are restricted persons within the meaning of the National Association of Securities Dealers, Inc. (the "NASD") Conduct Rule 2790 (the "NASD Rule"), investments in New Issues will be made through a special account and profits and losses attributable to New Issues will not be allocated to the Capital Accounts of Members who are restricted from participating in New Issues under the NASD Rule. One or more additional classes (or sub-classes) of Units may be created and offered only to those Members who are not restricted persons, and only those Members who are not restricted persons shall have any beneficial interest in such classes (or sub-classes). Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have the right, without the consent of the Members, to make such amendments to this Agreement, and to take such other actions, as it deems advisable and appropriate, in its sole discretion, to implement the purposes of this Section 4.05(d). A "New Issue" is any equity securities of an initial public offering as described in the NASD Rule, or otherwise as such term may be interpreted from time to time under the then-current rules of the NASD.

          Section 4.06 Amendment of Incentive Allocation. The Managing Member shall have the right to amend, without the consent of the Non-Managing Members, Section 4.05 of this Agreement so that the Incentive Allocation (or other performance-based allocation) therein provided conforms to any applicable requirements of the Securities and Exchange Commission and other regulatory authorities; provided, however, that no such amendment shall increase the Incentive Allocation (or other performance-based allocation) as so amended to more than the amount payable in accordance with Section 4.05 of this Agreement (or, in the case of any other performance-based allocation arrangement, the specific arrangement set forth in a written agreement between the affected Non-Managing Member and the Company), without the written consent of the affected Non-Managing Member. The Managing Member reserves the right, in its sole discretion, to apply different performance-based percentage allocations and performance compensation arrangements to any Member, as may be agreed by the Managing Member and such Member.

          Section 4.07  Determination of Net Assets.
                        ---------------------------

          (a) The Company's Net Assets shall be determined in accordance with U.S. generally accepted accounting principles consistently applied as a guideline and the following principles:

               (i) The value of the Company's investment in a Sector Fund or Portfolio Fund shall be equal to the net asset value of the Company's interest in such Sector Fund or Portfolio Fund, determined in accordance with the terms and conditions of the respective governing agreement of each Sector Fund or Portfolio Fund, as it may be amended, supplemented or otherwise modified from time to time (or such other information deemed relevant by the Administrator).

               (ii) All other assets or liabilities of the Company shall be assigned such value as the Administrator may reasonably determine.

               (iii) The amount of the Company's assets and liabilities (including without limitation indebtedness for money borrowed and the Management Fee) shall be determined in accordance with U.S. generally accepted accounting principles and guidelines, applied on a consistent basis, provided that the Administrator in its discretion may provide reserves for estimated accrued expenses, liabilities and contingencies, even if such reserves are not required by U.S. generally accepted accounting principles.

               (iv) The amount payable to a Member or former Member in redemption of part or all of such Member's or former Member's Units pursuant to Section 5.02 shall be treated as a liability of the Company, until paid, from (but not prior to) the beginning of the Accounting Period that begins immediately after the close of business on the day immediately prior to the Redemption Date (as defined in Section 5.02(a)) for such Units.

               (v) The amount to be received by the Company on account of any Capital Contributions pursuant to Section 4.02 shall be treated as an asset of the Company from (but not before) the beginning of the Accounting Period that begins immediately after the close of business on the day immediately prior to the effective date of such Capital Contributions.

               (vi) Distributions (other than in redemption of Units pursuant to Section 5.02) made pursuant to Section 5.04 (including deemed tax distributions pursuant to Section 5.04(c)) other than as of the beginning of an Accounting Period shall be treated as an advance and as an asset of the Company, until the beginning of the Accounting Period following the date of distribution.

               (vii) The Incentive Allocation, if any, credited to the Capital Account of the Managing Member pursuant to Section 4.05(b) shall be treated as a liability, until distributed, from the beginning of the Accounting Period following the Accounting Period in which the Incentive Allocation was credited to such Capital Account.

          (b) The Company may suspend the valuation of its assets and liabilities, and any distributions or redemptions of any amounts from Capital Accounts, for any period during which a Sector Fund has suspended the valuation of its assets and liabilities. The Managing Member shall promptly notify Members of any such suspension, and the termination of any such suspension, by means of a written notice.

          (c) All values assigned to securities and other assets by the Managing Member or the Administrator pursuant to this Section 4.07 shall be final and conclusive as to all of the Members. The Managing Member may consult with and rely upon valuations of the Company's securities and other assets provided by the Administrator.

          Section 4.08 Determination of Net Asset Value. The NAV of a series of Units shall be equal to the balance of the Capital Account with respect to such series of Units. The NAV per Unit of a series shall be equal to the NAV of such series divided by the number of outstanding Units of such series.

          Section 4.09 Allocation for Tax Purposes. For each taxable year, items of income, deduction, gain, loss or credit actually recognized by the Company for federal income tax purposes shall be allocated for federal income tax purposes among the Members in such manner as to equitably reflect the amounts credited or debited to each Member's Capital Account for the current and prior taxable years (or relevant portions thereof). Allocations under this Section 4.09 shall be made by the Managing Member in accordance with the principles of Sections 704(b) and 704(c) of the Code and in conformity with applicable Treasury Regulations promulgated thereunder (including, without limitation, Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(4), 1.704-1(b)(4)(i) and 1.704-3(e)). Notwithstanding
the foregoing, the Managing Member in its sole discretion may adjust the allocation of items of Company taxable income, gain, loss and deduction among the Members as it shall deem to be equitable, and necessary or desirable.

          If, during or immediately following the end of a taxable year, any Member redeems all of its Units in the Company or the Managing Member withdraws any amount from its Capital Account maintained in respect of its Incentive Allocation, and the Member would (absent this sentence) recognize gain or loss under Section 731 of the Code as a result of such redemption or withdrawal, the Managing Member may, in its sole discretion, elect to specially allocate to such Member, for U.S. federal income tax purposes, any income and gain or loss and deduction (including short-term capital gain or loss) realized by the Company during such taxable year, through and including the date of redemption or withdrawal, in an amount up to that amount of income and gain or loss and deduction which if so allocated would avoid the Member recognizing gain or loss on the redemption or withdrawal under Section 731 of the Code (ignoring for this purpose, in the sole discretion of the Managing Member, any adjustments that have been made to the tax basis of the redeeming Member's Units resulting from any transfers or assignment of the Units (other than the original issue of the Units), including by reason of death). Any such election by the Managing Member shall, to the extent reasonably practicable as determined by the Managing Member in its sole discretion, be applied on an equitable basis to all Members that redeem all of their Units during or immediately following the end of such taxable year.

          Section 4.10 Determination by Managing Member of Certain Matters;
                       ----------------------------------------------------
Managing Member's Discretion.
----------------------------

          (a) All matters concerning the valuation of securities and other assets and liabilities of the Company, the allocation of profits, gains and losses among the Members (including for tax purposes) and accounting procedures not expressly provided for by the terms of this Agreement (including, without limitation, allocation and accounting procedures in the event a Member that has an account managed by the Managing Member in a manner similar to the investment program utilized by the Company which causes the assets and liabilities in such account to be transferred to the Company) shall be determined by the Managing Member (or such Person as the Managing Member may authorize to make such determination), whose determination shall be final, binding and conclusive as to all of the Members.

          (b) Whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its "sole discretion" or
"discretion," or under a similar grant of authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires and may consider its own interests and the interests of its Affiliates and its determination shall be final, binding and conclusive as to all of the Members, or (ii) in its "good faith" the Managing Member shall act under such express standards and shall not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein.

          Section 4.11 Adjustments to Take Account of Interim Year Events. If the Code or regulations promulgated thereunder require an adjustment to the Capital Account of a Member or some other interim year event occurs necessitating in the Managing Member's judgment an equitable adjustment, the Managing Member shall make such adjustments in the determination and allocation among the Members of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Membership Percentages, Incentive Allocation, the Management Fee, Company expenses, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such interim year event and applicable provisions of law, and the determination thereof by the Managing Member shall be final, binding and conclusive as to all of the Members.

          Section 4.12 Tax Withholding. If the Company is required to withhold taxes on any distribution to, or to pay or incur any tax with respect to any income allocable to or otherwise on account of, any Member or series of Units, the Company may withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws.

                                 ARTICLE V

                       Redemptions and Distributions

          Section 5.01 Redemptions and Distributions in General. No Member shall be entitled (i) to receive distributions from the Company, except as provided in Section 5.04 and Section 7.02; or (ii) to redeem any of its Units, except as provided in Sections 5.02 and 6.01 or upon the consent of, or as may be required by, and upon such terms as may be determined by, the Managing Member in its sole discretion. In no event shall a Member be entitled to demand to receive property other than cash.

          Section 5.02  Redemptions.
                        -----------

          (a) Subject to Sections 5.02(c) and 5.03, each Member shall have the right to redeem some or all of its Units, as of the time immediately prior to the opening of business on each January 1, April 1, July 1 and October 1 occurring on or after the first anniversary of the purchase of such Units by the Member (each, a "Redemption Date"), upon prior written notice received by the Managing Member at least 91 days' prior to the Valuation Date (as defined below) in respect of the redemption (unless such notice is waived by the Managing Member in its sole discretion). No partial redemption shall be permitted if thereafter the aggregate NAV of the remaining Units held by the redeeming Member would be less than $500,000, unless the Managing Member in its sole discretion waives such limitation.

          If outstanding redemption requests from all Members with respect to any Redemption Date (an "Initial Holdover Redemption Date") (including without limitation any Held Over Units (as defined below)) would result in redemption proceeds in excess of the Maximum Redemption Amount (as defined below), the Managing Member may, in its sole discretion, refuse to redeem Units requested for redemption that would have resulted in redemption proceeds in an amount equal to or less than such excess. The "Maximum Redemption Amount," with respect to any Redemption Date, means 25% of the aggregate NAV, determined as of the time immediately prior to such Redemption Date, of all of the Units outstanding immediately prior to such Redemption Date. If the Managing Member refuses to redeem Units as set forth above, the requests for redemption on such Initial Holdover Redemption Date by Members shall be reduced ratably, and the requested Units not so redeemed (the "Held Over Units") shall be redeemed on subsequent Redemption Dates subject to the Maximum Redemption Amount calculation for such subsequent Redemption Date and the Managing Member's rights to refuse redemptions in connection therewith, provided that Held Over Units shall be redeemed in priority to any subsequently received redemption requests.

          Units of a particular series will be redeemed at a per Unit price (the "Redemption Price") based upon the NAV of such series as of the close of business on the day (the "Valuation Date") immediately preceding the applicable Redemption Date (taking into account the allocation of any Net Capital Appreciation or Net Capital Depreciation under Section 4.05 and any distributions under Section 5.04 for the Accounting Period then ending), after reduction for any Management Fee and Incentive Allocation and other liabilities of the Company to the extent accrued or otherwise attributable to the Units being redeemed (calculated as if the Redemption Date was the last day of the fiscal year), and the amount of any such reduction for the Management Fee shall be paid to the Managing Member, and the amount of any Incentive Allocation taken into account shall be allocated to the Capital Account of the Managing Member. If a redeeming Member owns Units of more than one series, unless otherwise specified by such Member in writing, Units shall be redeemed on a "first in-first out" basis for purposes of determining the Redemption Price. The Company will endeavor to pay the redemption proceeds within 45 days following the applicable Redemption Date, without interest. The Managing Member may permit redemptions at other times, in other amounts and upon other terms subject to any conditions that it may impose in its sole discretion.

          (b) The Managing Member shall have the right, in its sole discretion, as of any date that it determines (including during a fiscal year) and for any reason (including, without limitation, pursuant to
Article VI, for regulatory or tax reasons, or for any other reason), to redeem any or all of a Member's Units. Any redemptions made pursuant to this Section 5.02(b) shall be paid out in accordance with Section 5.02(a).

          (c) Subject to the redemption provisions of this Agreement, the Managing Member, and any Affiliate of the Managing Member, shall have the right to redeem any and all of its Units without notice to the Non-Managing Members.

          (d) If at any time after a redemption of Units (including in connection with any withdrawal of a Member from the Company pursuant to
Article VI) the Managing Member determines, in its sole discretion, that the amount paid to such Member or former Member pursuant to such redemption was materially incorrect (including because the NAV at which the Member or former Member purchased such Units was incorrect), the Company will pay to such Member or former Member any additional amount that it determines such Member or former Member would have been entitled to receive had the redemption been effected at the correct NAV, or, in its sole discretion, seek payment from such Member or former Member of (and such Member or former Member shall be required to pay) the amount of any excess payment that the Managing Member determines such Member or former Member received, in each case without interest.

          Section 5.03  Limitation on Redemptions.
                        -------------------------

          (a) The right of any Member to redeem some or all of its Units pursuant to the provisions of Section 5.02 is subject to the provision by the Managing Member for all Company liabilities in accordance with the Act, and for reserves for estimated accrued expenses, liabilities and contingencies in accordance with Section 4.07.

          (b) The Managing Member may suspend redemptions, at any time prior to the effective date of the redemption, and notwithstanding the fact that a timely redemption request has previously been made, for the whole, or any part, of any of the following periods: (i) during the closing of the principal stock exchanges or other markets on which any substantial portion of the Company's direct or indirect investments, in the opinion of the Managing Member, is quoted or dealt in other than for ordinary holidays, or the restriction of suspension of dealings therein; (ii) during the existence of any state of affairs which, in the opinion of the Managing Member, constitutes an emergency as a result of which the determination of the price, value or disposition of the Company's direct or indirect investments would be impractical or prejudicial to Members; (iii) during which redemptions would, in the opinion of the Managing Member, result in a violation of applicable law; (iv) during any breakdown in the means of communication or computation normally employed in determining the price or value of any of the investments of the Company or the current price or values on any stock exchange in respect of assets of the Company; (v) during the occurrence of any period when the Company is unable to withdraw sufficient funds from the Sector Funds or Portfolio Companies or otherwise to meet redemption requests or in circumstances when the disposal of part or all of the Company's assets to meet such redemption requests would be prejudicial to Members; (vi) during which any transfer of funds involved in the realization or acquisition of investments or payments due on redemption of Units cannot, in the opinion of the Managing Member, be effected at advantageous rates of exchange, and (vii) during any period in which any Sector Fund (or other investment vehicle in which the Company has invested) has suspended redemptions or the calculation of its net asset value. Postponed redemptions shall be effected on the first day of the month immediately following the termination of the suspension. Any part of a redemption request that is postponed shall take precedence over later-received redemption requests until the postponed request or requests have been satisfied in full. Members shall be given notice in writing of the suspension of redemptions and the termination of any such suspension. Units shall be held by the Member during the suspension period as if no redemption request had been made.

          Section 5.04  Distributions.
                        -------------

          (a) The Managing Member may make distributions in cash (i) in its discretion, in connection with redemptions from the Company by a Member or in connection with a Member's complete withdrawal from the Company pursuant to Article VI, (ii) in its discretion, at any time to the Managing Member in an amount not in excess of the then positive balance in its Capital Account to which the Incentive Allocation is credited pursuant to Section 4.03, and (iii) in its discretion, at any time to all of the Members on a pro rata basis in accordance with the Members' Capital Accounts.

          (b) If a distribution is made in-kind, immediately prior to such distribution, the Managing Member shall determine the fair market value of the property distributed and adjust the Capital Accounts of all Members upwards or downwards to reflect the difference between the book value and the fair market value thereof, as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to Section
4.05. Each such distribution shall reduce the Capital Account of the Member to which the distribution was made by the fair market value thereof.

          (c) Any taxes paid over to a governmental authority by the Company pursuant to Section 4.12 with respect to any Member (other than on account of all Members equally) shall be deemed to be a distribution to such Member. If a Member who receives a deemed distribution of taxes under this Section 5.04(c) owns more than one series of Units, the Managing Member in its sole discretion may allocate such deemed distribution among such Member's different series of Units. Notwithstanding the foregoing, the Managing Member in its sole discretion may elect to treat any deemed distribution to a Member under this Section 5.04(c), not as a distribution, but as an advance to the Member and a partial redemption of such Member's Units as of the next Redemption Date following the deemed distribution, and such Member's Units shall be reduced thereby as appropriately determined by the Managing Member.

                                ARTICLE VI

                       Withdrawal, Death, Disability

          Section 6.01  Withdrawal, Death, etc. of Members.
                        ----------------------------------

          (a) The withdrawal, death, adjudication of incompetency, insolvency or bankruptcy of a Member shall not dissolve the Company. Subject to the restrictions set forth in Section 1.05(a), upon the assignment of a Member's Units by operation of law (i) pursuant to the death, adjudication of incompetency, insolvency or bankruptcy of such Member or (ii) pursuant to the corporate reorganization or merger of such Member, the legal representatives or successors of such Member shall succeed as assignee to the Member's interest in the Company, but shall not be admitted as a substituted member without the consent of the Managing Member.

          (b) In the event of the assignment of a Member's Units by operation of law (i) pursuant to the death, adjudication of incompetency, insolvency or bankruptcy of such Member or (ii) pursuant to the corporate reorganization or merger of such Member, the legal representatives or successors of such Member will be required to promptly provide written notice of such event to the Company. The membership interest of such Member shall continue at the risk of the Company's business until the last day of the calendar month following the calendar month in which the Managing Member received written notice of such event. At the end of such period, the Managing Member shall, in its sole discretion, either (i) substitute the legal representatives or successors of the former Members as Members of the Company, provided that the Managing Member determines in its sole discretion that such legal representatives or successors are qualified to become Members of the Company, or (ii) redeem such former Member's interest in the Company in accordance with the redemption provisions set forth in
Article V.

          Section 6.02 Required Withdrawals. The Managing Member may at any time and for any reason, in its sole discretion, terminate the interest of any Member in the Company or require a Member to withdraw any part of its Capital Account. A Member required to withdraw under this Section 6.02 shall be treated for all purposes of distribution of redemption proceeds as a Member who has given notice of a redemption of all of its capital under
Article V.

          ARTICLE VII Duration and Dissolution of the Company

          Section 7.01  Duration.
                        --------

          (a) The Company shall continue until the earlier of (i) a determination by the Managing Member that the Company should be dissolved and wound-up; (ii) the termination, bankruptcy, insolvency, dissolution or withdrawal by the Managing Member other than by assignment of the Managing Member's interest as provided in Section 1.05(b); or (iii) a vote of a majority of the Members pursuant to Section 7.01(b). Upon a determination to dissolve the Company, redemptions, and distributions in respect thereof, may not be made.

          (b) Dissolution of the Company by the Members:

               (i) For purposes of this Agreement:

                    (A) The term "Meeting Request" shall mean a written request from Members holding (as of the date of such request) at least 20% of the voting power, based on NAV, of the outstanding Units (excluding for purposes of calculating such percentage any Units held by the Managing Member, Goldman, Sachs & Co. and any affiliate or employee of the Managing Member or Goldman, Sachs & Co. (collectively, the "Managing Member Units")) to the Managing Member requesting that the Managing Member call a meeting for the purpose of dissolving the Company.

                    (B) The term "Dissolution Record Date" shall mean with respect to a meeting at which the dissolution of the Company is to be considered, a date selected by the Managing Member, which is no later than 15 days following the date on which the Managing Member receives a Meeting Request.

               (ii) Upon the written request of one or more Members holding at least 1% of the voting power, based on NAV, of the outstanding Units (excluding for purposes of calculating such percentage the Managing Member Units), solely for purposes of soliciting other Members in connection with making a Meeting Request, the Managing Member shall use commercially reasonable efforts to send to all other Members a solicitation to make a Meeting Request, subject to the Managing Member's right to impose reasonable conditions upon any such solicitation.

               (iii) Upon receipt by the Managing Member of a Meeting Request, the Managing Member shall set a Dissolution Record Date and shall schedule a meeting of the Members for no later than 60 days after the Dissolution Record Date for the purpose of voting on the dissolution of the Company (such meeting, the "Dissolution Meeting"). The quorum for such meeting shall require attendance, in person or by proxy, of Members holding at least a majority of the voting power, based on NAV, of the outstanding Units (excluding for purposes of calculating such percentage the Managing Member Units) as of the Dissolution Record Date. If a quorum is not achieved for the meeting, the meeting shall be cancelled and no vote shall be held. The dissolution of the Company by the Members may only be voted upon at a meeting properly called in accordance with this Section 7.01(b) and will be approved only upon the affirmative vote of Members holding at least a majority of the voting power, based on NAV, of the outstanding Units (excluding for purposes of calculating such percentage the Managing Member Units).

               (iv) In the event of an affirmative vote in favor of dissolution of the Company, (A) the Managing Member shall seek to liquidate the Company as soon as reasonably practicable (including by submitting redemption requests to the Sector Funds and any other investment funds to which the Company has allocated assets within 30 days of such vote), and
(B) the Company shall be dissolved and terminated in accordance with the provisions of Section 7.02.

               (v) On or prior to August 25, 2006, the Managing Member may, in its sole discretion, amend, delete or waive any of the provisions relating to the dissolution of the Company by the Members described in this
Section 7.01(b); provided that, if the Managing Member has received a written request from one or more Members representing at least 1% of the voting power, based on NAV, of the outstanding Units (excluding for purposes of calculating such percentage the Managing Member Units) to facilitate the solicitation of other Members in connection with making a Meeting Request or has received a Meeting Request in accordance with paragraphs (ii) or (iii) above, any such amendment, deletion or waiver shall not become effective until the earliest of the date on which (A) the solicitations to make such Meeting Request have been terminated or have expired in accordance with such conditions as have been attached by the Managing Member to the said solicitations pursuant to paragraph (ii) above, or (B) the Dissolution Meeting referred to in such Meeting Request has been held and there were insufficient votes to dissolve the Company or cancelled for lack of a quorum pursuant to paragraph (iii) above. Notwithstanding anything in the foregoing to the contrary, the Managing Member may amend or waive any of the provisions relating to the dissolution of the Company described in this Section 7.01(b) at any time in its sole discretion, so long as such amendment or waiver does not adversely affect the right of the Members to dissolve the Company. If the Managing Member makes any permitted amendment, deletion or waiver, it will give written notice thereof to the Members following such amendment, deletion or waiver.

          Section 7.02  Dissolution.
                        -----------

          (a) On dissolution of the Company, the Company shall cease to engage in further business except to the extent necessary to promptly wind up its affairs, perform existing contracts and preserve the value of the Company's assets. The Company shall terminate upon the final distribution of liquidation proceeds by the Managing Member and the filing of a certificate of cancellation with the Secretary of State of the State of Delaware.

          (b) Upon dissolution, the Managing Member shall, within no more than 30 days after completion of a final audit of the Company's financial statements, make any distributions out of the Company assets in the following manner and order:

               (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

               (ii) to the Members in the proportion of their respective Capital Accounts.

          (c) The Managing Member, in its discretion, at any time and from time to time, may designate one or more liquidators, including, without limitation, one or more partners, members or officers of the Managing Member, who shall have full authority to wind up and liquidate the business of the Company and to make final distributions as provided in this Section
7.02. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the Managing Member. Any such liquidator may receive compensation as shall be fixed, from time to time, by the Managing Member.

          (d) In the event that the Company is terminated on a date other than the last day of a fiscal year, the date of such termination shall be deemed to be the last day of a fiscal year for purposes of adjusting the Capital Accounts of the Members pursuant to Section 4.03. For purposes of distributing the assets of the Company upon dissolution, the Managing
Member shall be entitled to a return, on a pari passu basis with the Non-Managing Members, of the amount standing to its credit in its Capital Account.

                               ARTICLE VIII

                      Tax Returns; Reports to Members

          Section 8.01 Independent Auditors. The financial statements of the Company shall be audited by Ernst & Young LLP, or such other certified public accountants of similar standing selected by the Managing Member, as of the end of each fiscal year of the Company.

          Section 8.02 Filing of Tax Returns. The Managing Member shall prepare and file, or cause the accountants of the Company to prepare and file, a federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Company.

          Section 8.03 Tax Matters Partner. The Managing Member shall be designated on the Company's annual federal information tax return, and have full powers and responsibilities, as the "Tax Matters Partner" of the Company for purposes of Section 6231(a)(7) of the Code. In the event the Company shall be the subject of an income tax audit by any federal, state or local authority, to the extent the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Company.

          Section 8.04 Financial Reports to Current Members. The Company shall prepare and mail to each Non-Managing Member (i) annual audited financial statements after the end of the Company's fiscal year, and (ii) information necessary for such Member to complete its U.S. federal, state and local income tax returns (including at the request of a Member, such information that such Member may reasonably require annually to complete its tax filing obligations, provided that the Managing Member may provide the same without undue effort or expense).

          Section 8.05 Tax Reports to Members and Former Members. The Company shall use reasonable efforts to prepare and mail, or cause its accountants to prepare and mail, to each Member and, to the extent necessary, to each former Member (or its legal representatives), as soon as possible after the close of each taxable year of the Company, a report setting forth in sufficient detail such information as shall enable such Member or former Member (or such Member's legal representatives) to prepare their respective federal income tax returns and/or extensions in accordance with the laws, rules and regulations then prevailing.

          Section 8.06 Partnership Status of Company. The Managing Member intends for the Company to be treated as a partnership for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, neither the Company nor the Managing Member shall make an election (i.e., check-the-box) under Treasury Regulation Section 301.7701-3 for the Company to be classified for federal income tax purposes as an association taxable as a corporation.

                                ARTICLE IX

                               Miscellaneous

          Section 9.01 General. This Agreement (i) shall be binding on the permitted transferees, assigns, executors, administrators, estates, heirs, and legal successors and representatives of the Members and (ii) may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same force and effect as if the parties executing such counterparts had all executed one counterpart; provided, however, that each such counterpart shall have been executed by the Managing Member and that the counterparts, in the aggregate, shall have been signed by all of the Members.

          Section 9.02 Power of Attorney. Each of the Members hereby appoints the Managing Member as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

          (a) a Certificate of Formation of the Company and any amendments thereto as may be required under the Act;

          (b) any duly adopted amendment to this Agreement;

          (c) any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including, but not limited to, a Certificate of Cancellation of the Certificate of Formation); and

          (d) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind whatsoever necessary, desirable or convenient to accomplish the business, purpose and objectives of the Company, or required by any applicable federal, state, local or foreign law.

          The power of attorney hereby granted by each of the Non-Managing Members is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Non-Managing Member; provided, however, that such power of attorney shall terminate upon the substitution of another non-managing member for all of such Non-Managing Member's interest in the Company or upon the complete withdrawal of such Non-Managing Member from participation in the Company.

          Section 9.03 Amendments to Limited Liability Company Agreement. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of Members having in excess of 50% of the voting power of the outstanding Units, (or, if an amendment affects only a particular series of Units, with the written consent of Members having in excess of 50% of that series of Units), based on the NAV of such Units, and the affirmative vote of the Managing Member insofar as is consistent with the laws governing this Agreement; provided, however, that without the consent of the Non-Managing Members, the Managing Member may amend this Agreement or the Schedule hereto to (i) reflect changes validly made in the membership of the Company, the Capital Contributions, Membership Percentages and changes in the number of Units held by the Members; (ii) change the provisions relating to the Incentive Allocation so that such provisions conform to the applicable requirements of the Securities and Exchange Commission and other regulatory authorities, so long as such amendment does not increase the Incentive Allocation to more than the amount that would otherwise be determined absent such amendment; (iii) reflect a change in the name of the Company; (iv) make a change that is necessary or, in the opinion of the Managing Member, advisable to qualify the Company as a limited liability company or other entity in which the Members have limited liability under the laws of any state, or ensure that the Company shall not be treated as an association or a publicly traded partnership taxable as a corporation for federal income tax purposes; (v) make any change that does not adversely affect the Members in any material respect; (vi) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state or foreign statute, so long as such change is made in a manner which minimizes to the extent practicable, as determined by the Managing Member in its sole discretion, any adverse effect on the Members or that is required or contemplated by this Agreement; (vii) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the Managing Member or the Company pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required; (viii) prevent the Company or the Managing Member from in any manner being deemed an "investment company" subject to the provisions of the Investment Company Act of 1940, as amended; (ix) correct mistakes or clarify ambiguities; (x) in the event of adverse changes in the tax law or interpretations thereof applicable to the Company, amend this Agreement as determined by the Managing Member if it deems advisable or necessary to address such changes; (xi) conform this Agreement to the disclosure provided in the Memorandum; (xii) correct or supplement any conflicting provisions and delete or add provisions as may be required by applicable law or regulations, in each case, as determined by the Managing Member in its sole discretion; (xiii) make any other amendment provided such amendment does not become effective until after such affected Members have been given prior written notice of such change and have had the right following receipt of such notice to request the redemption of their Units and such redemption shall have become effective; (xiv) amend, delete or waive the provisions of Section 7.01(b) in accordance with Section 7.01(b)(v); or (xv) make any other amendments similar to the foregoing. Each Member, however, must consent to any amendment that would (a) reduce its Capital Account or rights of redemption or withdrawal; or (b) amend the provisions of this Agreement relating to amendments.

          Section 9.04 Instruments. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

          Section 9.05 No Personal Liability for Return of Capital. The Managing Member shall not be personally liable for the return or repayment of all or any portion of Capital Contribution or profits of any Member, it being expressly agreed that any such return of Capital Contribution or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the Managing Member) of the Company.

          Section 9.06 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the limited liability company aspects of this Agreement. The parties also expressly agree that all actions and proceedings brought by a party against a Member or the Company, in connection with the Company's business or affairs (including a breach of this Agreement by a party hereto) shall be brought in and be subject to the jurisdiction of a court of the State of New York or any federal district court in the State of New York.

          Section 9.07 Waiver of Inconvenient Forum. The parties hereto irrevocably waive to the fullest extent permitted by law any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the courts of the State of New York located in the City of New York or of the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 9.08 No Third Party Rights. The provisions of this Agreement, including, without limitation, the provisions of Section 1.03, are not intended to be for the benefit of any creditor or other Person (other than the Members in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Company or any Member, and no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation pursuant to Section 1.03, against the Company or any Member.

          Section 9.09 Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by registered or certified mail. All notices to the Company shall be addressed to its principal office and place of business. All notices addressed to a Member shall be addressed to such Member at the address set forth in the Schedule. Any Member may designate a new address by notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person.

          Section 9.10 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

          Section 9.11 Grantors of Revocable Trusts. Each Non-Managing Member that is a revocable trust agrees that, if the trustee of such revocable trust and the grantor of such revocable trust are the same person, the trustee's execution of this Agreement and any other documents executed in connection with the Company shall bind such Person in his or her capacity both as trustee and as grantor of such revocable trust.

          Section 9.12 Each Interest in the Company is a Security. The parties expressly agree that each interest in the Company, including without limitation the Units and the interests of the Managing Member in the Company, is a security governed by Article 8 of the Uniform Commercial Code of the State of Delaware, and the Company, each Member and any other party hereto expressly agrees that (i) this establishes the terms of the interests in the Company, and (ii) interests in the Company shall not be represented or evidenced by certificates.

          Section 9.13 Goodwill. No value shall be placed on the name or goodwill of the Company, which shall belong exclusively to the Managing Member.

          Section 9.14 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

          Section 9.15 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require in the context thereof.

          Section 9.16 Confidentiality. The Managing Member and the Company may, in their discretion, keep confidential and not disclose to the Non-Managing Members any proprietary information concerning the Company, including, without limitation, investments, valuations, information regarding potential investments, financial information, trade secrets and the like which is proprietary in nature and non-public, any information regarding the Non-Managing Members of the Company (including, without limitation, the identities of, or the amount of capital contributed by, such Non-Managing Member) or any information about any investment, to the extent that such information is required to be kept confidential or is otherwise subject to disclosure restrictions imposed by the issuer of the investment or the Managing Member, in its reasonable discretion (collectively, "Confidential Information"). Each Non-Managing Member shall not disclose or cause to be disclosed any Confidential Information to any other Person, except as otherwise required by any regulatory authority, law or regulation, or by legal process, without the prior written consent of the Managing Member. Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities laws, each Member (and any employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Units and any transaction described in this Section 9.16 or elsewhere in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, "tax structure" means any facts relevant to the federal income tax treatment of the offering and ownership of Units and any transaction described in this Section 9.16 or elsewhere in this Agreement, and does not include information relating to the identity of the Company or its Affiliates.

          IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.


MANAGING MEMBER:

GOLDMAN SACHS HEDGE FUND STRATEGIES LLC

By:  /s/ Tobin V. Levy
    ----------------------------------
    Name: Tobin V. Levy
    Title: Director


NON-MANAGING MEMBERS:

By:   GOLDMAN SACHS HEDGE FUND STRATEGIES LLC,
      on behalf of each Member as attorney-in-fact

By:  /s/ Tobin V. Levy
    ----------------------------------
    Name: Tobin V. Levy
    Title: Director